Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
864-306-2540
aducker@csbat.com

COMMUNITYSOUTH BANCSHARES, INC. ANNOUNCES
FIVE-FOR-FOUR STOCK SPLIT

Easley, SC – December 5, 2006 – CommunitySouth Bancshares, Inc. (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, announced today that its Board of Directors has approved a five-for-four stock split to be effected as a stock dividend for shareholders of record on December 15, 2006 to be paid on January 16, 2007. In lieu of issuing fractional shares, CommunitySouth will pay cash based upon the closing price of common stock as of January 16, 2007.

“I am very pleased that the Bank’s growth and earnings during 2006 have afforded the Board the opportunity to accomplish this stock split for our shareholders,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “This represents the Company’s second such stock split since the Bank began operations less than two years ago. The Bank’s operational performance during the year has far exceeded our plan and we view this stock split as another indication of an outstanding year for the Company.”

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CommunitySouth Bancshares, Inc. (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing the largest initial public offering ever for a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $240 million. In operation for less than two years, CommunitySouth is one of the fastest growing de novo banks in the country, compared to peer banks that also opened during the first quarter of 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Easley, Mauldin, Spartanburg, Anderson and Greer.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.